UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2013

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The description in Item 2.03 of this Current Report on Form 8-K is incorporated in its entirety into this Item 1.02 by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2013, Best Buy Co., Inc. ("Best Buy" or the “registrant”), along with Best Buy Stores, L.P., BBC Property Co. and BBC Investment Co. (each a "Subsidiary Guarantor," and collectively, the "Subsidiary Guarantors") entered into a $500 million 364-day senior unsecured revolving credit facility agreement (the “364-Day Facility Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) as administrative agent, and a syndicate of lenders listed on the signature pages to the agreement attached hereto as Exhibit 10.1 (collectively, the “Lenders”). The 364-Day Facility Agreement replaces the previous $1.0 billion senior unsecured revolving credit facility (the “Previous Facility”), with a syndicate of banks, including JPMorgan acting as administrative agent. The Previous Facility which was originally scheduled to expire in August 2013, was terminated on June 25, 2013. The 364-Day Facility Agreement permits borrowings up to $500 million, which the registrant deemed sufficient given the amount being reduced is more than offset by the cash proceeds from the registrant's previously announced sale of its 50% interest in Best Buy Europe to Carphone Warehouse Group plc, and terminates in June 2014 (subject to a one-year term-out option). No amounts are currently outstanding under the 364-Day Facility Agreement.

The interest rate under the 364-Day Facility Agreement is variable and is determined at the registrant's option as: (i) the sum of (a) the greatest of (1) JPMorgan's prime rate, (2) the federal funds rate plus 0.5%, and (3) the one-month London Interbank Offered Rate (“LIBOR”) plus 1%, and (b) a variable margin rate (the “ABR Margin”); or (ii) the LIBOR plus a variable margin rate (the “LIBOR Margin”). In addition, a facility fee is assessed on the commitment amount. The ABR Margin, LIBOR Margin and the facility fee are based upon the registrant's current senior unsecured debt rating by Standard and Poor's Rating Services and Moody's Investors Services, Inc. Under the 364-Day Facility Agreement, the ABR Margin ranges from 0.0% to 0.6%, the LIBOR Margin ranges from 0.925% to 1.6%, and the facility fee ranges from 0.075% to 0.275%.

The 364-Day Facility Agreement is guaranteed by the Subsidiary Guarantors and contains customary affirmative and negative covenants. Among other things, these covenants restrict the registrant's and certain of its subsidiaries' ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in corporate structure or the nature of its business, dispose of material assets, engage in a change in control transaction, make certain foreign investments, enter into certain restrictive agreements, or engage in certain transactions with affiliates. The 364-Day Facility Agreement also contains covenants that require the registrant to maintain a maximum cash flow leverage ratio and a minimum interest coverage ratio, both measured at the end of the fiscal quarter. The 364-Day Facility Agreement contains customary default provisions including, but not limited to, failure to pay interest or principal when due and failure to comply with the foregoing covenants.

Some of the Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including cash management, loans, foreign exchange contracts, letters of credit and bank guarantee facilities, investment banking and trust services.

The foregoing description of the 364-Day Facility Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 364-Day Facility Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On June 25, 2013, the registrant entered into an amendment (the “Amendment”) to its $1.5 billion five-year senior unsecured revolving credit facility agreement (the “Five-Year Facility Agreement”) with a syndicate of lenders listed on the signature pages to the agreement attached hereto as Exhibit 10.2, including JPMorgan acting as administrative agent. The Amendment decreases the minimum interest coverage ratio contained in the Five-Year Facility Agreement from 2.75:1.00 to 2.5:1.00.

The foregoing description of the Amendment and portions of the Five-Year Facility Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment and the Five-Year Facility Agreement, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	364-Day Credit Agreement dated as of June 25, 2013, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

10.2
First Amendment, dated as of June 25, 2013, to Five-Year Credit Agreement, dated as of October 7, 2011 among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

10.3
Five-Year Credit Agreement dated as of October 7, 2011, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (attached as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed with the SEC on October 12, 2011 and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: June 28, 2013	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Senior Vice President, Controller and Chief Accounting Officer

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